EXHIBIT H




 SECURITIES AND EXCHANGE COMMISSION
 (Release No. 35-__________; 70-8409)

 GPU GENERATION CORPORATION, et al.


      GPU Generation  Corporation ("GENCO"), 1001  Broad Street, Johnstown,

 Pennsylvania   15907, a non-utility subsidiary of General Public Utilities

 Corporation ("GPU"), Jersey Central  Power & Light Company  ("JCP&L"), 300

 Madison  Avenue, Morristown,  New  Jersey    07960,  an  electric  utility

 subsidiary of GPU, Metropolitan Edison Company ("Met-Ed"), 2800 Pottsville

 Pike, Reading, Pennsylvania 19640, an electric utility subsidiary  of GPU,

 Pennsylvania  Electric Company ("Penelec"), 2800 Pottsville Pike, Reading,

 Pennsylvania  19640, an  electric  utility  subsidiary of  GPU,  GPU,  100

 Interpace Parkway,  Parsippany, New  Jersey   07054, a registered  holding

 company,  and GPU  Service Corporation  ("GPUSC"), 100  Interpace Parkway,

 Parsippany,  New Jersey   07054, a non-utility subsidiary  of GPU (collec-

 tively,  the "Applicants"),  have filed  a post-effective  amendment under

 Section 13 of the Act and Rules 90 and 91 thereunder.

      By  Order dated January 26, 1996 (HCAR No. 35-26463), the Commission,

 among  other things,  authorized GPU  to organize  and acquire all  of the capital stock of  GENCO.  On  February 15, 1996,  GENCO issued all  of its

 2,500 authorized shares  to GPU.  In accordance with  the January 26, 1996

 Order,  GENCO has been organized to operate, maintain and rehabilitate the non-nuclear generation  facilities owned and/or operated  by JCP&L, Met-Ed and Penelec (collectively, the  "Operating Companies") pursuant to service

 contracts  and/or  an  operating  agreement.    GENCO  will  also  design,

 construct, start  up and  test any new  non-nuclear generation  facilities that the Operating Companies may require in the future, and will be responsible for budgeting, accounting, and other data collection, and for customary generation support activities, such as procurement of materials,

 supplies,  outside services, fuel and fuel supplies as requested.  GENCO's services will be performed at cost in accordance with Rules 90 and 91.

      By Order dated March 6, 1996 (HCAR No. 35-26484) in SEC  File No. 70-

 8593,  the  Commission,  among  other  things,  authorized  the  Operating

 Companies to perform services for exempt wholesale generators ("EWGs") and foreign utility companies ("FUCOs"), as  defined in sections 32 and  33 of the  Act,  respectively, in  which  GPU, directly  or indirectly,  owns an

 interest, and "Subsidiary  Companies", as defined in that  order.(1)   All

 services to be provided by the Operating Companies under the March 6, 1996

 Order  will be  provided  at cost  in  accordance with  Rules  90  and 91,

 provided that an  Operating Company may  charge such additional  consider-

 ation,  if any, as the state public utility commission having jurisdiction over the rates charged by such Operating Company may authorize.





 ________________________________
 (1) "Subsidiary Companies" are defined as companies engaged, directly or indirectly, and exclusively, in the business of owning and holding the interests and securities of one or more FUCOs and/or EWGs and in project development activities relating to the acquisition of such securities and the underlying projects.

      Inasmuch  as the  operating and  maintenance functions  for the  non-

 nuclear generation facilities of the GPU System have now been consolidated in and will  henceforth be performed  by GENCO as described  above, Appli-

 cants state that certain of the services contemplated in the March 6, 1996

 order can  now only be performed  by GENCO employees.   For example, GENCO

 employees formerly employed by the Operating Companies may  have expertise regarding the  operation or maintenance of  electric generation facilities and it  may be more  efficient and/or economic  to utilize  existing GENCO

 personnel in  lieu  of  hiring  additional personnel.    Similarly,  GENCO

 employees  may be  utilized in  assisting  in due  diligence  evaluations,

 audits,  assessments and the like of potential Exempt Entity acquisitions,

 including,   in   particular,   those  involving   generation  facilities.

 Accordingly, authorization is  requested for GENCO to provide  services to

 Subsidiary  Companies and Exempt  Entities in which  GPU owns a  direct or indirect interest, and to Energy Initiatives, Inc. (or  its subsidiaries).

 All such services will be provided at cost in accordance with Rules 90 and

 91.

      The post-effective amendment and any amendments thereto are available for public inspection through the Commission's Office of Public Reference.

 Interested persons wishing  to comment or request a hearing  should submit their views in  writing by __________, 1996, to the  Secretary, Securities and Exchange Commission, Washington,  D.C. 20549, and serve a copy  on the

 Applicants at the addresses above.   Proof of service (by affidavit, or in

 case  of an  attorney at  law, by  certificate) should  be filed  with the request.  Any request for a hearing shall identify specifically the issues

 of  fact or  law that  are disputed.   A  person who  so requests  will be

 notified of any hearing, if ordered, and will receive a copy of any notice
 or  order issued  in  this matter.   After  said date,  the post-effective

 amendment, as it may be amended, may be permitted to become effective.


                                    Jonathan G. Katz
                                    Secretary














































